Exhibit h(v) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                             INDEPENDENCE ONE MUTUAL FUNDS

                            SHAREHOLDER SERVICES AGREEMENT

                       Amended and Restated as of March 9, 2001

     AGREEMENT made as of the 9th day of March, 2001, by and between Independence One Mutual Funds ("Trust"), on behalf of its portfolios ("Funds") and/or classes of shares of the Funds ("Classes") set forth on the Exhibits hereto, and who have adopted a Multiple Class Plan (the "Plan") and this form of Agreement and Independence One Capital Management Corporation ("IOCMC").

     1. The Trust hereby appoints IOCMC to render or cause to be rendered personal services to shareholders of the Funds/Classes and/or the maintenance of accounts of shareholders of the Funds/Classes ("Services"). In addition to providing Services directly to shareholders of the Funds/Classes, IOCMC is hereby appointed the Funds'/Classes' agent to select, negotiate and subcontract for the performance of Services. IOCMC hereby accepts such appointments. IOCMC agrees to provide or cause to be provided Services which, in its best judgment (subject to supervision and control of the Trust's Board of Trustees), are necessary or desirable for shareholders of the Funds/Classes. IOCMC further agrees to provide the Trust, upon request, a written description of the Services which IOCMC is providing hereunder.

     2. During the term of this Agreement, each Fund/Class will pay IOCMC and IOCMC agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate, calculated daily and payable monthly, up to 0.25 of 1% of average net assets of each Fund/Class.

     For the payment period in which this Agreement becomes effective or terminates with respect to any Fund/Class, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Fund/Class during the month.

     3. This Agreement  shall become  effective with respect to each  Fund/Class
(i) after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan (the "Independent Trustees"); and (ii) upon execution of an exhibit adopting this Agreement with respect to such Fund/Class.


     4. Notwithstanding paragraph 3, this Agreement may be terminated as follows:

          (a) at any time, without the payment of any penalty, by the vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of any Fund/Class as defined in the Investment Company Act of 1940 on sixty (60) days' written notice to the parties to this Agreement; or

          (b) by any party to this Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

     5. IOCMC agrees to obtain any taxpayer identification number certification from each shareholder of the Funds/Classes to which it provides Services that is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide each Fund/Class or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

     6. IOCMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund/Class in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. IOCMC shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Fund/Class) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, director, partner, employee or agent of IOCMC, who may be or become a member of the Trust's Board, officer, employee or agent of any Fund/Class, shall be deemed, when rendering services to such Fund/Class or acting on any business of such Fund/Class (other than services or business in connection with the duties of IOCMC hereunder) to be rendering such services to or acting solely for such Fund/Class and not as an officer, director, partner, employee or agent or one under the control or direction of IOCMC even though paid by IOCMC.

      This Section 6 shall survive termination of this Agreement.

     7. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

     8. IOCMC is expressly put on notice of the limitation of liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by each Fund/Class pursuant to this Agreement shall be limited in any case to such Fund/Class and its assets and that IOCMC shall not seek satisfaction of any such obligations from the shareholders of such Fund, Class, the Trustees, Officers, Employees or Agents of such Fund or Class, or any of them.

     9. The execution and delivery of this Agreement have been authorized by the IOCMC and signed by an authorized officer of IOCMC, acting as such.

     10. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Trust at the following address: Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President; and if delivered to IOCMC at 27777 Inkster Road, Farmington Hills, MI 48334, Attention: Stacey A. Gray.

     11. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 3 and 4 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

     12. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.


     13. This Agreement shall not be assigned by any party without the prior written consent of IOCMC in the case of assignment by any Fund/Class, or of the Trust in the case of assignment by IOCMC, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 13 shall prevent IOCMC from delegating its responsibilities to another entity to the extent provided herein.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    Independence One Mutual Funds


                                    By:  /s/ George M. Polatas
                                       --------------------------------
                                    Name:  George M. Polatas
                                    Title:   Vice President



                                 Independence One Capital Management Corporation


                                    By:  /s/ Robert J. Stapleton, Jr.
                                       --------------------------------
                                    Name:  Robert J. Stapleton, Jr.
                                    Title:   Head of Investment Services



                             INDEPENDENCE ONE MUTUAL FUNDS


                                       Exhibit 1
                                        to the
                            SHAREHOLDER SERVICES AGREEMENT




      Independence One Prime Money Market Fund
            Class K Shares                                  March 9, 2001
      Independence One Equity Plus Fund
            Class B Shares                                  March 9, 2001
      Independence One U.S. Government Securities Fund
            Class B Shares                                  March 9, 2001
      Independence One Fixed Income Fund
            Class B Shares                                  March 9, 2001